Exhibit 99.1

TO:	Executive Officers and Directors, Allergan plc

FROM:	A. Robert D. Bailey, Executive Vice President & Chief Legal Officer and Corporate Secretary

DATE:	April 21, 2020

RE:	Required Notice of Blackout Period – Acquisition-Related Trading Restrictions

As you are aware, the transaction by and among Allergan plc (“Allergan”), AbbVie, Inc. a Delaware corporation, and Venice Subsidiary, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of AbbVie, Inc. (“AbbVie”), as provided under the terms of the Transaction Agreement entered into by and among such parties on June 25, 2019 (the “acquisition”), is expected to close soon. This notice is intended to alert you to prohibitions on your trading in equity securities of Allergan during a “blackout period” that will be imposed in connection with the completion of the acquisition.

These equity trading prohibitions are imposed on directors and executive officers because participant transactions in the Allergan Retirement 401(k) Plan (the “Plan”) will be restricted in order to accommodate the administration of the conversion process for Allergan ordinary shares held in the Plan (the “Allergan Stock Fund”), which is an investment option under the Plan, into a new AbbVie common stock fund (“AbbVie Stock Fund”).

During the blackout period, Plan participants and beneficiaries temporarily will be unable to (1) request a full distribution of their Plan account to the extent invested in the Allergan Stock Fund (and Abbie Stock Fund), (2) move their Plan investments into or out of the Allergan Stock Fund (and AbbVie Stock Fund), or (3) make changes to their investment elections involving the Allergan Stock Fund (and AbbVie Stock Fund). In addition, if a Plan participant requests a loan, in-service withdrawal, hardship withdrawal, or other partial distribution during the blackout period, such participant’s request will be processed based on his or her Plan account balance without regard to the portion of the participant’s Plan account invested in the Allergan Stock Fund (and AbbVie Stock Fund).

During the blackout period, whether or not you participate in the Plan, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, you will be prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any Allergan ordinary shares or related derivative securities that you acquired or previously acquired in connection with your service or employment as a director or executive officer of Allergan (or any successor or subsidiary corporation). This prohibition applies whether or not you hold ordinary shares of Allergan in the Plan and also applies to your spouse and minor children, if any, who live in your household and anyone who is financially dependent on you. If you engage in a transaction in violation of these rules, you may be required to disgorge any profits from the transaction and there may be civil and criminal penalties.

There are limited exemptions to the restrictions of Section 306(a) and Regulation BTR for certain transactions in Allergan equity securities, including for bona fide gifts, transactions involving Allergan equity securities that were not acquired in connection with your service or employment as a director or officer (which you must be able to prove) and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that such Rule 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction. Because these exemptions are narrow, proposed transactions should be discussed with Judith Tomkins, Senior Corporate Counsel before you or your family members take any action concerning Allergan equity securities during this period.

Please note that the trading restrictions implemented because of the blackout period are in addition to other trading restrictions under Allergan’s Global Securities Trading Policy.

The blackout period could begin as early as the week of May 3, 2020 or shortly thereafter and is expected to end before or during the week of May 31 2020. Because the acquisition is subject to certain regulatory approvals, the completion date is unknown at this time. You can determine whether the blackout period is in effect by using the contact information is listed below. If the expected dates of the blackout period change as a result of the completion date timing, we will provide you with an updated notice.

Questions regarding this notice or the blackout period that will apply to directors and executive officers (including questions regarding whether the blackout period has begun or ended) may be directed to:

Judith Tomkins

Senior Corporate Counsel

31 Penn Plaza

132 W. 31st Street, 13th Floor

New York, NY 10001

(212) 277-6825

Thank you for your attention to this matter.